Exhibit 10.5
EMPLOYMENT, SEVERANCE AND NON-SOLICITATION AGREEMENT
     This Employment, Severance and Non-Solicitation Agreement (this “Agreement”) is entered into between Private Business, Inc., a Tennessee corporation (“Company”), and David Peterson, an individual resident of Georgia (“Employee”), effective as of January      , 2006 (the “Effective Date”).
     Company has purchased a business for which Employee served as an executive and has offered employment to Employee in connection with such acquisition. As part of such acquisition, Company has agreed to provide employee with a severance agreement, and employee has agreed to enter into a non-solicitation agreement. Now, therefore, for and in consideration of the foregoing and other consideration exchanged as part of the acquisition, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I. TERMS OF EMPLOYMENT
     Section 1.01 Employment. Company shall employ Employee, and Employee shall serve Company, in the capacity of Senior Vice President of the Goldleaf division of Company upon the terms and conditions set forth herein. Employee shall have such authority, responsibilities and duties as are consistent with his title, subject to the oversight by Company’s CEO (the “CEO”) and Company’s Board of Directors (the “Board”). Employee shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Company’s company policies. Notwithstanding the foregoing, Employee may devote reasonable periods of time to serve as a director or advisor to other organizations, to perform charitable and other community activities, and to manage his personal investments; provided, however, that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of Company, as determined by the CEO or the Board.
     Section 1.02 Term. This Agreement shall be for a term of six months (the “Term”), and shall be extended one day for each day it is in effect, such that the Term shall always remain six months.
     Section 1.03 Compensation and Benefits.
     (a) Company shall pay employee a signing bonus of $171,500 upon the execution of this Agreement.
     (b) Company shall pay Employee a base salary at a rate of $200,000 per annum in accordance with the normal salary payment practices of Company. The CEO (or the Board or the compensation committee thereof if the Board or such committee so chooses) shall review and may increase, but shall not decrease, Employee’s base salary at least annually.
     (c) Employee shall participate in Company’s executive bonus plan, which shall provide Employee with an opportunity to earn a bonus dependent on Employee and Company meeting individual, division and corporate performance goals as determined by the CEO (or the Board or the compensation committee thereof if the Board or such committee so chooses).

     (d) Employee shall be entitled to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs of Company now or hereafter applicable to Employee or applicable generally to employees’ of Company, provided that Employee shall not be required to pay the premiums for such benefits that Company requires other emplpyees to pay (although Employee acknowledges that the amount of such premiums paid by Purchaser on Employee’s behalf shall be considered compensation to Employee for tax purposes); provided, however, that during any period during the Term that Employee is disabled, and during the 180-day period of physical or mental infirmity leading up to Employee’s disability, the amount of Employee’s compensation provided under this Section 1.03 shall be reduced by the sum of the amounts, if any, paid to Employee for the same period under any disability benefit or pension plan of Company or any of its subsidiaries, For purposes of this Section 1.03(d), Employee shall be deemed “disabled” upon the earlier of: (i) a written determination by a duly licensed physician or psychologist following a personal examination of Employee that Employee is not capable of performing the normal duties attendant to his position with or without reasonable accommodation and that such condition appears to be permanent or of indefinite duration; (ii) a determination by a court of competent jurisdiction that Employee is not capable of managing his or her own person or property and that such condition appears to be permanent or of indefinite duration; (iii) a determination by any duly licensed insurance company maintaining a policy of disability insurance covering Employee that Employee is disabled to the point that benefits are payable pursuant to the terms of such policy; or (iv) Employee has been unable to perform the normal duties attendant to bis position with or without reasonable accommodation for a continuous period of 180 days.
     (e) Employee shall be eligible for the grant of stock options, restricted stock and other awards under Company’s equity incentive plan. On January 23, 2005, as an inducement to Employee to enter into this Agreement, Company granted Employee options to purchase 250,000 shares of Company’s common stock at an exercise price of $1.33 per share, the closing price of Company’s common stock on the Nasdaq Small Cap Market on the previous trading day.
ARTICLE II. COVENANTS OF EMPLOYEE
     Section 2.01 Covenant Not to Solicit Employees or Customers. Employee covenants and agrees that, for and during the period of his employment with Company and for a period of two years thereafter:
     (a) Employee shall not individually or through or with any other person or affiliate of Employee, solicit for employment or hire any individual who was employed by Company on the Effective Date or the date of termination of employment of Employee, without the prior written consent of Company; or
     (b) solicit any Person that was an active customer of Company on the Effective Date or the date of termination of employment of Employee, for the purpose of contracting with such Person for the goods and services which comprise the Subject Business.

     Section 2.02 Covenant To Maintain Confidentiality.
     (a) Employee shall not divulge or appropriate for his own use any Trade Secrets (as defined below) of Company, from and after the Effective Date of this Agreement, for as long as the information remains a Trade Secret, and shall not make any unauthorized disclosure of Confidential Information (as defined below) about Company for and during the period of his employment with Company and for a period of two years thereafter. “Trade Secrets” shall mean any information of Company (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers provided that such list is not available to the general public) which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or such other definition as may be provided under applicable law. “Confidential Information” means any valuable, nonpublic, competitively sensitive information (other than Trade Secrets) concerning Company, its business, or its financial position, results of operations, annual and long range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists or employee lists obtained by Employee from Company during the period of his employment; provided, however, that Confidential Information shall not include information to the extent that it is or becomes publicly known or generally utilized (other than because of the unauthorized disclosure of such information by Employee) by others engaged in the same business or activities in which Company utilized, developed or otherwise acquired such information.
     (b) Disclosure of Trade Secrets or Confidential Information shall not be precluded, if such disclosure is:
     (i) in response to a valid order of a court or other governmental body or otherwise required by law; provided, however, that Employee shall first have given notice to Company and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued; or
     (ii) necessary to establish rights under this Agreement (but only to the extent necessary to do so).
     (c) Promptly following the termination of Employee’s employment with Company, Employee shall promptly transfer to Company or destroy (as directed by Company) all tangible information containing Trade Secrets or Confidential Information in his possession or within his control which is not already in the possession or control of Company, and shall promptly certify in writing to Company such transfer or destruction.
     (d) The obligations set forth in this Section 2.03 are in addition to and not in lieu of any confidentiality obligations in the Stock Purchase Agreement dated the date of this Agreement by and among Company and the stockholders of Goldleaf Technologies, Inc., including Employee (the “Stock Purchase Agreement”).

     Section 2.03 Survival. The covenants of Employee contained in this Article II shall survive the termination of this Agreement and the termination of Employee’s employment with Company, and shall remain enforceable in accordance with their terms as set forth herein.
ARTICLE III. TERMINATION
     Section 3.01 Termination by Company. This Agreement, and Employee’s employment with Company, shall automatically terminate upon his death, and may otherwise be terminated by Company by giving notice during the Term upon the occurrence of one or more of the following events:
     (a) Employee’s disability (as defined in Section 1.03(d) hereof), provided that such disability arises from a condition which appears to be permanent or of indefinite duration;
     (b) without Cause (as defined in the following paragraph), effectively immediately upon delivery of written notice to Employee following a determination by the Board to terminate Employee’s employment, provided that (i) the Board may elect to specify in such written notice that the effective date of termination shall be a date up to and including the 90th day following the delivery of such written notice to Employee; and (ii) Employee shall be entitled to payment as provided in Section 3.03 below as severance pay following any such termination without Cause, unless and until Employee breaches any of the covenants set forth in Article II hereof; or
     (c) for “Cause” which for purposes of this Agreement shall mean that Employee shall have:
     (i) committed an act of fraud, embezzlement or theft in connection with bis duties or in the course of Ms employment with Company;
     (ii) inflicted intentional damage to any material asset of Company;
     (iii) intentionally committed any act resulting in liability in tort, under employment laws, or for breach of contract by Company pursuant to which Company has actually paid damages to any Person in an amount in excess of $20,000;
     (iv) materially failed or refused to perform his duties as are consistent with his title as set forth in Section 1.01 of this Agreement, or breached any other material provision of this Agreement, which failure is not fully corrected within 90 days following written notification by Company to Employee specifically detailing such failure; or
     (v) been convicted of any felony or a misdemeanor involving moral turpitude.
     Section 3.02 Termination by Employee. This Agreement, and Employee’s employment with Company, may be terminated by Employee for Good Reason (as hereinafter defined) within 12 months following a Change of Control (as hereinafter defined).
     (a) For purposes of the foregoing, “Change of Control” means any transaction or series of transactions or the approval by the shareholders of Company of a transaction that would result in

     (i) 40% or more of the combined voting power of Company’s then outstanding voting securities being held by a third party other than a current shareholder (or an affiliate of such current shareholder), current board member, or any employee benefit plan maintained by Company or any subsidiary;
     (ii) a merger, consolidation or reorganization involving Company, unless the shareholders of Company immediately before such merger, consolidation or reorganization continue to own a majority of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization;
     (iii) a plan of liquidation or dissolution of Company under the provisions of Title 11 of the United States Code, a state receivership proceeding or other applicable state law; or
     (iv) the sale or other disposition of all or substantially all of the business or assets of Company to a third party.
     (b) For purposes of this Agreement, “Good Reason” shall mean any of the following:
     (i) the assignment to Employee by Company of duties inconsistent with Employee’s position, duties, responsibilities or status with Company immediately prior to a Change in Control, or a change in Employee’s titles or offices as in effect immediately prior to a Change in Control;
     (ii) reduction in Employee’s base salary or target bonus as in effect prior to the Change in Control; or
     (iii) relocation of Employee’s principal office to a location more than 50 miles from Employee’s principal office prior to a Change in Control.
     Section 3.03 Severance Compensation .If Company terminates Employee pursuant to Section 3.01(b), or if Employee terminates his employment for Good Reason pursuant to Section 3.02, Company shall: (i) pay (at Company’s regular pay intervals) to Employee the amount of his then current base salary for the remainder of the Term, and (ii) continue to permit Employee to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs of Company applicable to Employee or applicable generally to employees of Company, without charge for premiums as described in Section 1.03(d); provided, however, that in no event shall Company be obligated to make severance payments and provide benefits to Employee for longer than six months following the date of the termination of Employee’s employment with Company.
     Section 3.04 Effect of Severance on Pay and Benefits. The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which Employee may be entitled under any Company severance or termination plan, program, practice or arrangement. Employee’s entitlement to any other compensation or benefits (other than severance or termination pay) shall be determined in accordance with Company’s executive benefit plans and other applicable programs, policies and practices then in effect.

ARTICLE IV. GENERAL PROVISIONS
     Section 4.01 Withholding of Taxes. Company may withhold from any amounts of compensation payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.
     Section 4.02 Notices. For purposes of this Agreement, all communications including, without limitation, notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three business days after having been mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed to Company (to the attention of the Secretary of Company) at its principal office, or to Employee at his principal residence as reflected in the records of Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     Section 4.03 Validity. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.
     Section 4.04 Entire Agreement. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contain all of the agreements and understandings between the parties with respect to the employment of Employee by Company. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in a writing signed by all parties hereto.
     Section 4.05 Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Company and any successor or permitted assignee of or to Company, including any successor or permitted assignee of Company pursuant to the Stock Purchase Agreement. This Agreement requires the personal services of Employee and shall not be assignable in whole or in part by Employee.
     Section 4.06 Captions. The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
     Section 4.07 Definitions. Capitalized terms used in this Agreement and not otherwise defined or limited herein shall have the meaning ascribed to them in the Stock Purchase Agreement.
     Section 4.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
     Section 4.09 Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     Section 4.10 Governing Law; Arbitration.
     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without giving effect to the conflict of laws principles thereof.
     (b) Any controversy, claim or dispute arising from, out of or relating to this Agreement, or any breach thereof, including but not limited to any dispute concerning the scope of this arbitration clause, claims based in tort or contract, claims for discrimination under federal, state or local law, and/or claims for violation of any federal, state or local law (“Claims”) shall be resolved in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Such arbitration shall take place in the greater Nashville, Tennessee metropolitan area. The arbitrator’s award shall be final and binding upon both parties.
     (c) A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when an institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and shall have the right to subpoena witnesses and documents for the arbitration hearing. The arbitrator shall be experienced in employment arbitration and licensed to practice law in the state of Tennessee. The arbitrator shall have the authority to hear and grant a motion to dismiss and/ or motion for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall have the power to compel discovery consistent with the Federal Rules of Civil Procedure.
     (d) Except as otherwise awarded by the arbitrator, each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with presenting its Claim or defense. Except as otherwise awarded by the arbitrator, other costs of arbitration, including arbitrator’s fees and expenses, any transcript costs or other administrative fees shall be paid equally by the parties.
     (e) Employee acknowledges that his breach or threatened or attempted breach of any provision of Article II of this Agreement would cause irreparable harm to Company not compensable in monetary damages and that Company shall be entitled, in addition to all other applicable remedies, to obtain a temporary and permanent injunction and a decree for specific performance of the terms of Article II from a court of competent jurisdiction without being required to prove damages or furnish any bond or other security. The parties agree that Company’s seeking such equitable relief from a court of competent jurisdiction will not affect the agreement of the parties to arbitrate all other matters concerning or arising from this Agreement. The parties agree that temporary injunctive relief may be entered by a court of competent jurisdiction pending a hearing in arbitration of any matter relating to or arising from this Agreement.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ David Peterson

For Company	For Employee
     Section 4.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Effective Date set forth herein.

Private Business, Inc.:	Employee:

/s/ G. Lynn Boggs	/s/ David Peterson

G. Lynn Boggs, CEO	David Peterson

ADDENDUM TO
EMPLOYMENT, SEVERANCE AND NON-SOLICITATION AGREEMENT
     This Addendum to Employment, Severance and Non-Solicitation Agreement (this “Addendum”) is entered into between Private Business, Inc., a Tennessee corporation (“Company”), and the undersigned employee (“Employee”), effective as of January 31, 2006. This Addendum amends and supplements the Agreement (as defined below). The parties hereto, in consideration of the mutual benefits adhering to the parties hereto, and to induce Company to close the purchase of a business for which Employee served as an executive, agree as follows:
     1. Ownership. Employee agrees and acknowledges that all Work Product and all works of authorship and inventions, including without limitation products, goods, programming code, know-how, Trade Secrets and Confidential Information, and any improvements, modifications, enhancements, derivative works, and/or revisions to existing Work Products, products, goods, programming code, know-how, Trade Secrets and/or Confidential Information, in any form and in whatever stage of creation or development, arising from, or in connection with, the services provided by Employee to Company under this Agreement or at any time prior to the date of this Agreement (collectively “Property”), as they now exist or are currently used by Company or otherwise, or as they may exist in the future or have existed in the past, are works made for hire and shall be the sole and exclusive property of Company. Employee transfers and assigns to Company any and all right, title and interest in the Property and upon the future creation, Employee automatically assigns to Company, without further consideration, all Property later created, in whatever form, including all worldwide copyrights, patents, trade secrets, moral rights and confidential and proprietary rights there in and agrees to execute such documents as Company may reasonably request for the purpose of effectuating the rights of Company herein.
     2. Definitions. The following definitions shall apply to this Addendum but not to the Agreement, as defined below:
     “Agreement” means that certain Employment, Severance and Non-Solicitation Agreement between Employee and Company dated the date of this Addendum.
     “Confidential Information” means all of Company’s confidential business information or proprietary information, other than Trade Secrets, of value to Company that is treated as confidential, including, without limitation, to the extent consistent with the foregoing, technical and financial information and customer or client lists, relating to Company or its business, salaries or bonus earned by Employee or other employees, programs or procedures, information received by Company from actual or potential clients or customers of Company or other third parties under confidential conditions, software, methods of production and distribution, research, sales, sources of supply, Customers, Customer needs, marketing and promotional strategies, price characteristics, policies, wage and salary structure, production and business plans and schedules, and production and Customer specifications.
     “Customer” means any bank or financial institution and any business, professional, individual or entity with which Employee has had contact during the last two (2) years while employed by Company and with which Company has entered into an agreement by which Company is to provide products or services to such Customer. Customer also means any business, professional, individual or entity whose accounts receivable are acquired or financed by a bank or financial institution that Employee has had contact with during the last two (2) years while employed by Company and which is a customer of Company. Customer also means any bank or financial institution and any business, professional, individual or entity with which Employee has had contact during the last two (2) years while employed by Company and with which Company has communicated regarding, or is negotiating for, the provision of products or services on the date of separation of Employee from employment with Company.

     “Trade Secrets” means information of Company, its licensers, suppliers, customers, or prospective licensers or customers, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or a list of actual or potential customers or suppliers, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     The terms “Confidential Information” and “Trade Secrets” do not include: (a) information which Employee establishes was already known to Employee without obligation to keep such information confidential, at the time of its receipt from Company, as evidenced by documents in the possession of Employee prepared or received prior to the receipt of the Trade Secrets or Confidential Information; (b) information which Employee establishes was received by Employee in good faith from a third party lawfully in possession and having no obligation to keep such information confidential; or (c) information which Company establishes was publicly known at the time of its receipt by Employee or has become publicly known other than by a breach of this Agreement or other action by Employee.
     For purposes of this Addendum, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), pictures, audio, video, artistic works, and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee, whether prior to the date of this Agreement or in the future, either (i) while retained by Company and that have been or will be paid for by Company, or (ii) while employed by Company (whether developed during work hours or not.) All Work Product shall be considered works made for hire by the Employee and owned by Company. Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Property.

Private Business, Inc.:	Employee:

/s/ G. Lynn Boggs	/s/ David L. Peterson

G. Lynn Boggs, CEO	Signature

David L. Peterson

Please print name

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